                                                                   EXHIBIT 10.7






                             PALLET TEST REPORT #714

                                  PREPARED FOR

                                  MR. RON HALE

                         Plastic Pallet Production, Inc.

                                NOVEMBER 24, 1999

                        Transportation Simulation Testing

                               Per ASTM D 1185-98a

                        of One Plastic Pallet Design Type

                                   Prepared by

                                 Robert Stevens

                     Container Technologies Laboratory, Inc.

                                 (913) 888-2000







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November 24, 1999


Plastic Pallet Production, Inc.

1607 West Commerce Street

Dallas, TX 75208

Attn.: Mr. Ron Hale


Gentlemen/Mesdames:



RE:      Pallet Performance Testing of One Plastic Pallet Design Type.
         ASTM 1185
         CTL Job Code #714

Pursuant to your recent request, and on November 17 and 18, 1999, testing was conducted on your Plastic Pallet Design per ASTM D 1185-98a. The methods and results of the testing are presented in the attached report. A video was made of your test and copies of the video were sent to you in advance of this report. The use of other packaging methods or components may render this report invalid.

We look forward to working with you on future projects. Please visit our web site at www.packagelab.com, send e-mail to packagelab@prodigy.net, or simply call us at (913) 888-2000 if there are any questions or if we can be of further assistance.

Respectfully submitted,

CONTAINER TECHNOLOGIES LABORATORY, INC.

Robert Stevens

General Manager

RS/es

Enc.








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Plastic Pallet Production, Inc.
CTL Job Code #714

November 24, 1999

                                ARRIVAL CONDITION

Prior to testing the Plastic Pallet Design was visually inspected for damage. The results of this review are noted below:

Three (3) Plastic Pallets were received and inspected for damage. No damage was noted to any of the pallets. Each pallet was assigned an identification number. The pallets are a two (2) piece design that is made to lock together to form the pallet. This type of design can be separated, if one piece is damaged only the damaged piece need be replaced, not the entire pallet. The top deck of the pallet is made in a plastic mesh pattern with skid resistant rubber pads along the outer edges with nine key molded support post for the bottom section to lock into and to support loads of goods shipped on the pallet. The bottom section of the pallet s molded plastic locking tabs located to lock in to the key ways of the top deck section, it is also ribbed on the bottom surface to minimize sliding. The bottom section is made so that forks can enter from all four sides and a pallet jack could also be used from all four sides. The bottom section design adds security and safety when transporting loads as the bottom runners will keep loads from toppling off the forklift when turning corners in a warehouse.

Size, (L x W x H) inches      48 X 40 X 5 7/8

Weight                        55 lb (with rubber anti-skid inserts)

The (3) three pallets were identified as pallet A, B, and C prior to testing.

                            TEMPERATURE CONDITIONING

Testing was conducted at laboratory ambient conditions of 73[DEG]F uncontrolled humidity.

                              SIGNIFICANCE AND USE

Static compression and bending tests provide data that are used to estimate stiffness, strength and safe working load for pallets under specified load and support conditions. These estimates provide a basis for designing pallets and comparing the performance between pallets of different designs and constructions.

Dynamic tests provide data which are used to estimate the physical durability and functionality of a pallet in specific material handling and shipping environments. These estimates provide a basis for designing single and multiple-use pallets.

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Plastic Pallet Production, Inc.

CTL Job Code #714

November 24, 1999

                                  STATIC TESTS

Static tests are performed to determine the strength and stiffness of the pallet under specified load and support conditions. The test load applied shall be 30,000 lbs.

COMPRESSION TEST, CONSTANT LOAD

PALLET A

GUIDELINES: American Society for Testing and Material (ASTM) standard D 1185-98a Standard Test Method for Compression Resistance of a Container Under Constant Load.

METHODS: The package/product is centered between the two platens of the compression tester so as not to incur eccentric loading. The top platen will be mounted in a fixed position. A top load is applied at a rate of 0.5 in/min. until the unit supports the desired top loading. The top load remains constant over time, and deflection (package/product deformation) measurements are made at specified intervals to evaluate package performance. Packages are exposed to environmental and loading conditions that can affect stacking strength. A peak load of 30,000 pounds was applied to the package/product for 5 minutes.

RESULTS:      Data    30,000 lbs at 0.47 inches deflection.

No damage was noted to the pallet that would adversely affect the safe transportation of the pallet. The pallets height following the test was unchanged.

To compare the plastic pallet to a hardwood pallet, the above test was conducted on a hardwood pallet of the same size as the plastic pallet. The results of this test are as follows:

              Data    30,000 lbs at 0.72 inches deflection.

No damage was noted to the pallet that would adversely affect the safe transportation of the loaded pallet. The pallets height following the test was unchanged.

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Plastic Pallet Production, Inc.
CTL Job Code #714

November 24, 1999

COMPRESSION TEST, BENDING TESTS ON PALLET DECKS

PALLET B

GUIDELINES: American Society for Testing and Materials (ASTM) standard
D 1185-98a Standard Test Method for Determining The Stiffness and Flexural Strength of Pallet Decks Between Supports.

METHODS: The package/product is centered between the two platens of the compression tester so as not to incur eccentric loading. The pallet is positioned on two 3.5 X 3.5 inch wood supports. The pallet is now supported along the 48 inch sides, approximately 2 inches in. Place a 3.5 X 3.5 inch piece of wood in the center of the top deck. The top platen will be mounted in a fixed position. A pre-load is applied before the deflection (package/product deformation) measurement begins. The pre-load pressure will reduce any prior distortion of the package or product to provide an accurate deflection measurement.

The top load is applied at a rate 0.5 in. per minute. Testing is completed when the pallet is deflected 1 inch and held for 1 minute or fails to support an increase in loading.

RESULTS: The pallet deflection was 1 inch at 1600 lbs. After 1 minute the deflection was stable and the top load pressure reduced to 1250 lbs. The reduction was due to the relaxing of the plastic. No cracking or failure of the pallet was noted. Post test inspection revealed a slightly bowed pallet that when loaded flattened out.

To compare the plastic pallet to a hardwood pallet, the above test was conducted on a hardwood pallet of the same size as the plastic pallet. The results of this test are as follows:

The pallet deflection was 1 inch at 1650 lbs. The pallet cracked at 0.7 inches deflection at 1050 lbs (the cracks were in the runners) after the 1 minute hold at 1 inch deflection the pallet was taken to failure. The pallet cracked and failed to support an increasing load at 2.38 inches deflection at 3200 lbs.

The plastic pallet was then tested again. The load was held at 1 inch deflection for 1 minute. The pallet was tested to 3.5 inches deflection (max for the setup). The pallet made popping sounds at 1.25 inches and at 1.5 inches the test continued to 3.5 inches deflection at 8800 lbs. The last reading was taken as the center of the pallet met the floor. No structural damage was noted to the pallet that would adversely affect the safe transportation of loads on the pallet. The pallet was bowed by the test. We placed the pallet under a 3,000 lbs stack load condition for four hours. At the end of the four hours the pallet was flatter but still bowed. The pallet could be shipped in this condition loaded with containerized freight and no safety hazard would exist from this type of damage.

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Plastic Pallet Production, Inc.
CTL Job Code #714

November 24, 1999

                                  DYNAMIC TESTS

Dynamic tests are performed to determine the stability of the pallet and unit load on the pallet when exposed to elements of the handling and shipping environments.

FREE FALL IMPACT TEST

PALLET A

GUIDELINES: American Society for Testing and Materials (ASTM) standard
D 1185-98a Standard Test Method for Free Fall Drop Tests on Pallet Corners and Edges Along Pallet Ends and Sides.

METHODS: The Pallet is subjected to drops from 1 meter in height as specified. Six impacts are conducted for each pallet tested. Impacts begin with three drops on the pallet's corner, one drop on the pallet's adjacent corner, one drop on the pallet's end edge, and the last drop on the pallet's side edge

Testing is conducted with a drop testing machine or a hoist/sling apparatus with a tripping device. Pallets must be dropped on a flat, firm, non-yielding base such as steel or concrete.

RESULTS: The first three drops were conducted on the pallets bottom corner, a slight indentation was noted to the corner following the drops. The locking mechanism that locks the top deck to the bottom section developed a crack in the locking tap at the corner that was dropped. The locking tab remained intact and continued to hold the top deck to the bottom section. The remaining drops were conducted with no damage noted.

The company representative, indicated that a mold change was in the works that would radius the locking tab and should eliminate the crack possibilities in the tab corner.

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Plastic Pallet Production, Inc.
CTL Job Code #714

November 24, 1999

RESONANT DWELL VIBRATION TESTING

PALLET A

GUIDELINES: American Society for Testing and Material (ASTM) standard D 1185--98a Standard Methods for Vibration Tests on Loaded Pallet.

METHODS: This test subjects the product/package to a sweep through the range of vibrations found inside a moving vehicle (3-100-3 hz at 0.5 g's) to identify the vibration frequency which causes the greatest degree of product oscillation or package movement. This resonant frequency is the particular vibration frequency most likely to cause damage to the product/package. Vibration at the resonant frequency (5.3 hz) was conducted for 30 minutes at an average acceleration of .5g's. Pothole shock was also conducted at 5.3 hz, 15 burst were conducted.

RESULTS: The pallet was loaded with distressed freight to a total weight of 2280 lbs. Post test visual inspection revealed no damage to the pallet.

RANDOM VIBRATION TESTING

PALLET A

GUIDELINES: American Society for Testing and Material (ASTM) standard
D 4728-91 Standard Test Method for Random Vibration Testing of Shipping Containers.

METHODS: Random vibration tests use data from actual vehicle shipments to reproduce the spectrum of frequencies found inside a moving vehicle at an accelerated rate. This test simulates the conditions which may cause product or package damage, not actual shipment length. The vibration frequency range and G level can vary depending on type of vehicle and environmental conditions at the time data was collected. The package/product was vibrated for 15 minutes.

RESULTS: No damage was noted following the test. This test was conducted to check for flex integrity of the pallet deck. Some pallets can become so rigid that they will cause the freight to be beat up this pallet softened to ride for the freight and will work well in most distribution environments.

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Plastic Pallet Production, Inc.
CTL Job Code #714

November 24, 1999

FREE FALL IMPACT TEST

PALLET C

GUIDELINES: American Society for Testing and Materials (ASTM). standard
D 1185-98a Standard Test Method for Free Fall Drop Tests on Pallet Corners and Edges Along Pallet Ends and Sides.

METHODS: The Pallet is subjected to one drop from 1 meter in height loaded with product. One impact is conducted for each pallet tested. Drop the loaded pallet flat on it's bottom. Testing is conducted with a drop testing machine or a hoist/sling apparatus with a tripping device. Pallets must be dropped on a flat, firm, non-yielding base such as steel or concrete.

RESULTS: The drop was conducted with the pallet loaded to 2366 lbs. Post test visual inspection revealed that a surface crack running across the center support. No other damage was noted and the pallet could safely support and transport goods in this condition with no safety hazard. This damage could have been caused by the type of load configuration we placed on it for the test.

We had a wood pallet directly in contact with the plastic pallet. Upon dropping the loaded plastic pallet it was not able to flex because the wood pallet was so stiff it pounded against the plastic pallet.




INCLINE IMPACT TEST

PALLET C

GUIDELINES: American Society for Testing and Materials (ASTM) standard
D 1185--98a Standard Test Method for Incline Impact Tests on Pallet Deck Edges, Blocks or Posts, and Stringers.

METHODS: Impact testing to determine the resistance of the pallet and its components (deck board, blocks, and stringers) to impact forces resulting from interaction with a variety of material handling equipment, such as forklift trucks and pallet jacks. Fork heel impacts when the fork heels of the forklift truck impact the pallet deck edges. Fork impact when the tip of misaligned fork strike the corner post or stringer on entry. Fork-tine pressure, which will cause pallets to collapse horizontally.

An incline impact machine with a backstop equipped with hazards representing the fork tips. A weight box shall be of a width equal to the pallet dimension perpendicular to the direction of travel. The weight box shall be loaded with more than 500 lbs.

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Plastic Pallet Production, Inc.
CTL Job Code #714

November 24, 1999

Position the loaded carriage in such a manner that the predetermined impact velocity will be obtained at impact. Release the loaded carriage. Measure the impact velocity of each test to ensure that it is representative of the desired impact velocity. The required minimum velocity is 4.2 ft per sec. The test is conducted per the table below:



    Number of Impacts    Impact Test Condition

    Two (2)              Leading edge fork heel impact
    Two (2)              Fork toe and slue resistance
    Two (2)              Lead edge deckboard separation resistance

                                  Impact Angles

                             Exaggerated For Clarity


Test Setup for Determination of Incline-Impact Resistance of Leading Edge Deckboard of Pallet

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Plastic Pallet Production, Inc.

CTL Job Code #714

November 24, 1999

                                     RESULTS



IMPACT TEST CONDITION                                  IMPACT TEST VELOCITY         RESULTS
Leading edge fork heel, 40 inch side                   4.7 ft per sec.              No damage

Leading edge fork heel, 48 inch side                   4.9 ft per sec.              No damage

Fork toe and slue resistance 48 inch side              4.7 ft per sec.              No damage

Fork toe and slue resistance 40 inch side              4.7 ft per sec.              No damage

Lead edge deckboard separation resistance              4.9 ft per sec.              No damage

Lead edge deckboard separation resistance              4.8 ft per sec.              No damage




No damage was noted upon completion of the test. The anti skid pads on the pallet worked very well. Moving the 588 lb. Weight box on the pallet was very difficult. At impact with the weight box at the back edge of the pallet the anti skid pad kept the weight box from sliding forward and impacting the backstop.

                                   CONCLUSIONS

The three pallets that we tested performed very well with the only damage noted occurring during drop test performed from 1 meter; Pallet A had a cracked locking tab, the tab remained intact and continued to hold the top deck to the bottom section and Pallet C had a surface crack in the center support. Redesigning the tab lock area by placing a radius on the corners of the tab lock should take care of the problem. The surface crack in the center of Pallet C may have been caused by our load on the pallet and further evaluation of this should be conducted. This surface crack posed no safety hazard and the pallet continued to perform as designed. This two piece design pallet will have many applications for industry. I found it to be stronger and more versatile than the typical hardwood pallet.

Plastic Pallet Production, Inc.

CTL Job Code #714

November 24, 1999

Page 10 of 20 through Page 20 of 20


[Pages 10 through 20 of the Pallet Test Report #714 contain 18 photographs from the testing process].



Photo 1:  Arrival

Photo 2:  Arrival

Photo 3:  Compression Test, Pallet A

Photo 4:  Bending Test Setup Pallet B

Photo 5:  Bending Test Pallet B at 1 Inch Deflection

Photo 6:  Bending Test Setup Wood Pallet

Photo 7:  Bending Test Wood Pallet at 1 Inch Deflection

Photo 8:  Bending Test Wood Pallet Failure

Photo 9:  Bending Test Pallet B to 3.5 Inches Deflection

Photo 10: Drop Test

Photo 11: Drop Test

Photo 12: Post Drop Test Damage to Locking Tab Pallet A

Photo 13: Vibration Test Pallet A Loaded with 2280 lb.

Photo 14: Flat Bottom Drop With Test Load Pallet C

Photo 15: Post Flat Bottom Drop, Surface Crack Pallet C

Photo 16: Incline Impact Testing Setup Pallet C (leading edge fork heel)

Photo 17: Incline Impact Test Setup Pallet C (fork toe slue resistance)

Photo 18: Incline Impact Test Setup Pallet C (lead edge deckboard separation resistance)
